Exhibit 99.1

FOR IMMEDIATE RELEASE June 10, 2015	COMPANY CONTACT: Mike Hershberger and Susan Noonan Chief Financial Officer and Investor Contact (813)-280-1282 and (212) 966-3650 mhershberger@hiiquote.com and susan@sanoonan.com

Health Insurance Innovations, Inc. Announces Appointment of Patrick McNamee as President

Tampa, FL— June 10, 2015 -- (GLOBE NEWSWIRE) -- Health Insurance Innovations, Inc. (HII)(NASDAQ:HIIQ), a leading developer, distributor, and virtual administrator of affordable health plans today announced that Patrick McNamee has been named President of Health Insurance Innovations Inc., effective immediately.

Mike Kosloske, who will remain as HII’s Chairman of the Board of Directors and Chief Executive Officer commented, “We are extremely pleased to welcome Patrick. He’s a great fit for our organization, bringing more than 25 years of executive leadership and operations experience to HII. Patrick is a hands-on leader with consistent results in customer-oriented work environments, and he has a proven track record building and leading successful healthcare technology companies.”

Mr. McNamee’s career demonstrates a record of remarkable success leveraging information technology, process improvement, M&A integration and general management leadership to drive both significant revenue growth and operating cost efficiency. Mr. McNamee began his career with 14 years at the General Electric Corporation attaining increasing levels of achievement and responsibility. Mr. McNamee began his tenure at GE in product management at GE Medical in development of radiology information systems, after which he was promoted successively to Chief Information Officer GE Power Plants, Chief Information Officer and General Manager of e-Business for GE Transportation, Chief Information Officer and Chief Quality Officer for NBC, and lastly as President and CEO of GE Surgery, a division of GE Medical Systems.

Mr. McNamee then took on the role of President and CEO of Physician Systems at Misys Healthcare Systems. Most recently Mr. McNamee served as EVP & Chief Operating Officer of Express Scripts Holding Company, where he helped grow the company from $10 billion to over $100 billion in revenues over a 9 year tenure.

Mr. McNamee serves on the Board of Directors of HD Supply Holdings, Inc. as well as Corizon Health.

“It is a tremendous privilege to join a team that has proven to be so successful in meeting the insurance needs of consumers”, said Mr. McNamee. “HII’s ability to develop innovative products, to partner with the best health insurance companies, to provide world class service and to define a compelling long term strategy positions the company for incredible success. I’m thrilled to participate in the achievement of this potential.”

About Health Insurance Innovations, Inc. (HII)

HII is a market leader in developing innovative health insurance products that are affordable and meet the needs of millions of health insurance plan shoppers. HII develops insurance products through partnerships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation. HII’s data-centric, paperless business model is facilitated by its Consumer Division that provides real-time data used to identify opportunities and underserved needs in the health insurance market. Additional information about HII can be found at HiiQuote.com. HII’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing Term Health insurance products and HealthPocket.com, an independently managed free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.